Exhibit 10.2

NEXTBOAT INC.

INDUCEMENT NON-QUALIFIED STOCK OPTION AGREEMENT

Granted outside the NextBoat Inc. 2025 Equity Incentive Plan as an employment inducement award in reliance on Section 711(a) of the NYSE American Company Guide

This Inducement Non-Qualified Stock Option Agreement (this “Agreement”) is made and entered into as of the Grant Date set forth on Schedule A by and between NextBoat Inc., a Nevada corporation (the “Company”), and Ross Tannenbaum (the “Participant”).

WHEREAS, the Company and the Participant are parties to an Executive Employment Agreement dated as of the Grant Date (the “Employment Agreement”), under which the Participant will serve as Chief Executive Officer of the Company;

WHEREAS, Section 4(c) of the Employment Agreement provides for the grant to the Participant of the options described in this Agreement as an inducement material to the Participant’s entering into employment with the Company;

WHEREAS, the Compensation Committee of the Board of Directors of the Company, consisting solely of independent directors, has approved the grant of the options described in this Agreement outside the NextBoat Inc. 2025 Equity Incentive Plan (the “Plan”) in reliance on the employment inducement exception in Section 711(a) of the NYSE American Company Guide; and

WHEREAS, the Participant was not previously an employee or director of the Company;

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and the Employment Agreement, the parties agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Agreement have the meanings given in the Employment Agreement, including “Cause,” “Change in Control,” “Company Group,” “Disability,” “Employment Term,” “Excluded Transaction,” “Good Reason,” and “Termination Date.” In addition:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Common Stock” means the common stock, par value $0.001 per share, of the Company.

(e)	“Exercise Price” means the per share exercise price set forth on Schedule A, which is the closing price of a share of Common Stock on the NYSE American on the Grant Date.

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(f)	“Expiration Date” means the tenth (10th) anniversary of the Grant Date.

(g)	“Fair Market Value” means, as of any date, the closing price of a share of Common Stock on the principal exchange on which the Common Stock is then listed on that date, or if no sale was reported on that date, on the last preceding date on which a sale was reported.

(h)	“Grant Date” means the date set forth on Schedule A, which is the later of (i) the Start Date under the Employment Agreement and (ii) the date on which NYSE American LLC approves the Company’s additional listing application for the shares of Common Stock underlying the Options.

(i)	“Options” means, collectively, the Time Vesting Option, the Performance Option, and the $5.00 Option, each of which is a separate option to purchase shares of Common Stock, and “Option” means any of them.

(j)	“Securities Act” means the Securities Act of 1933, as amended.

(k)	“VWAP” means, for any trading day, the volume-weighted average price of the Common Stock on the principal exchange on which the Common Stock is then listed, as reported by Bloomberg L.P. or, if not reported by Bloomberg, by another authoritative source selected by the Committee.

2.	Grant of Options.

2.1	Grant. Subject to the terms of this Agreement, the Company grants to the Participant, effective as of the Grant Date, the following Options, each at the Exercise Price:

(a)	an option to purchase one million (1,000,000) shares of Common Stock (the “Time Vesting Option”);

(b)	an option to purchase one million (1,000,000) shares of Common Stock (the “Performance Option”); and

(c)	an option to purchase five hundred thousand (500,000) shares of Common Stock (the “$5.00 Option”).

2.2	Type of Option. Each Option is a non-qualified stock option and is not intended to qualify as an incentive stock option under Section 422 of the Code.

2.3	Inducement Grant; Not Under the Plan. The Options are granted outside the Plan as an employment inducement award in reliance on Section 711(a) of the NYSE American Company Guide. The Options are not subject to the terms of the Plan and do not reduce the number of shares available under the Plan. The Company shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise of the Options.

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3.	Vesting. Except as otherwise provided in Section 4 or Section 5, each Option vests only as provided in this Section 3, subject to the Participant’s continued employment with the Company through the applicable vesting date.

3.1	Time Vesting Option. Two hundred thousand (200,000) shares subject to the Time Vesting Option vest on the Grant Date, as an inducement award in lieu of a cash signing bonus. The remaining eight hundred thousand (800,000) shares vest in forty-eight (48) monthly installments on the same day of each month as the Start Date, beginning with the first month following the Start Date. Each of the first forty-seven (47) installments shall be 16,666 shares, and the forty-eighth (48th) installment shall be 16,698 shares, so that the Time Vesting Option is fully vested on the fourth anniversary of the Start Date. If the Grant Date occurs after the Start Date, any installment that would have vested before the Grant Date based on the foregoing schedule shall vest on the Grant Date, and the delay shall not reduce the intended economics or vesting credit of the Time Vesting Option.

3.2	Performance Option. The Performance Option vests in four tranches of 250,000 shares each upon the Company achieving the following levels of consolidated Adjusted EBITDA in any single fiscal year ending during the Employment Term:

(a)	Tranche 1: Adjusted EBITDA of zero or greater;

(b)	Tranche 2: Adjusted EBITDA of $1,500,000 or greater;

(c)	Tranche 3: Adjusted EBITDA of $3,000,000 or greater; and

(d)	Tranche 4: Adjusted EBITDA of $5,000,000 or greater.

Achievement of each level is measured on the Company’s audited consolidated financial statements for the applicable fiscal year, and Adjusted EBITDA is calculated in accordance with Exhibit B. The Committee shall certify in writing the level of Adjusted EBITDA achieved for each fiscal year within thirty (30) days after the Company files its audited consolidated financial statements for that year, and each tranche earned for that year vests on the date of that certification. Where more than one level is achieved in the same fiscal year, all corresponding tranches vest. Once vested, a tranche is permanently earned and does not lapse if Adjusted EBITDA declines in a later fiscal year. The Participant is entitled to any tranche earned on account of a fiscal year if he is employed on the last day of that fiscal year, even if Adjusted EBITDA is not certified until a later date on which he is no longer employed. Any dispute as to the calculation of Adjusted EBITDA shall be resolved by the Company’s independent auditor, whose determination, in the absence of manifest error, shall be final and binding.

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3.3	$5.00 Option. The $5.00 Option vests in full on the first date on which the VWAP of the Common Stock has been $5.00 or greater on each of sixty (60) consecutive trading days, subject to the Participant’s continued employment through that date. If the Common Stock is no longer publicly traded, the $5.00 Option shall vest in full if the per share value of the Common Stock, as determined in the Company’s annual valuation, equals or exceeds $5.00, without applying any discount for lack of marketability or similar minority, illiquidity, or marketability discount, subject to the Participant’s continued employment through the applicable valuation date.

3.4	Adjustment of Price Targets. The $5.00 price target in Section 3.3 and Section 5.2(c), and the $5.00 per share consideration threshold in Section 4.1(c), shall be equitably adjusted under Section 10 for any event described in that Section.

4.	Change in Control.

4.1	Acceleration. On a Change in Control, (a) any then-unvested portion of the Time Vesting Option vests in full; (b) any then-unvested portion of the Performance Option vests in full; and (c) the $5.00 Option vests in full if the per share consideration in the transaction is $5.00 or greater.

4.2	Excluded Transaction. Notwithstanding Section 4.1, no acceleration under Section 4.1 occurs by reason of an Excluded Transaction if, and only if, the Options are assumed or substituted with equivalent awards by the Company or its successor and the assumed or substituted awards continue vesting on the same vesting terms as the Options. For this purpose, an assumed or substituted award shall be considered equivalent only if it preserves the same economic value, vesting schedule, post-termination exercise rights, expiration date, and payment and exercise mechanics, and is no less favorable to the Participant in the aggregate than the replaced Option. If the Company or its successor does not so assume or substitute the Options, the Excluded Transaction shall be treated as a Change in Control for purposes of Section 4.1.

4.3	Definition of Excluded Transaction. “Excluded Transaction” means a Change in Control in which the acquiring or surviving person, or any member of a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, effecting the Change in Control, is (a) a person who, together with its affiliates, beneficially owned more than thirty percent (30%) of the combined voting power of the Company’s outstanding voting securities immediately before the transaction, or an affiliate of that person, or (b) the Participant or an affiliate of the Participant.

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4.4	Treatment in a Transaction. In connection with a Change in Control, the Committee may provide that each vested Option (including any Option vesting under Section 4.1) shall be cancelled in exchange for a cash payment, or its equivalent in the consideration received by holders of Common Stock, equal to the excess, if any, of the per share consideration over the Exercise Price multiplied by the number of shares subject to the vested Option, less applicable withholding. Any Option whose Exercise Price equals or exceeds the per share consideration may be cancelled without payment; provided that any such cancellation shall be effected on terms no less favorable to the Participant than the treatment afforded to similarly situated holders of stock options or other equity awards. The Committee shall give the Participant at least ten (10) days’ notice before any cancellation under this Section 4.4, and the Participant may exercise any vested Option during that period.

5.	Termination of Employment. Any portion of an Option that is not vested on the Termination Date, after giving effect to this Section 5 and Section 3.2, is forfeited on the Termination Date without consideration, except to the extent it may vest after that date under Section 3.2, Section 5.2 or Section 5.3.

5.1	Death or Disability. If the Participant’s employment terminates on account of death or Disability, each Option vests in full on the Termination Date.

5.2	Without Cause, for Good Reason, or on Company Non-Renewal. If the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason, or on account of the Company’s election not to renew the Employment Term, then, subject to the release requirement in Section 5(f) of the Employment Agreement:

(a)	the Time Vesting Option vests as to the number of shares that would have vested during the twelve (12) months following the Termination Date had the Participant remained employed;

(b)	the Participant retains the vested portion of the Performance Option and may vest in any tranche that would have vested on account of the fiscal year in which the Termination Date occurs, based on the Adjusted EBITDA certified for that fiscal year, as if the Participant had remained employed for the full fiscal year; and

(c)	the Participant retains the vested portion of the $5.00 Option, and any unvested portion of the $5.00 Option vests if the condition in Section 3.3 is satisfied during the six (6) months following the Termination Date.

Any portion of an Option eligible to vest under clause (b) or (c) remains outstanding, but unexercisable, until the end of the applicable measurement period and is forfeited to the extent it does not vest by that time.

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5.3	Change in Control Termination. If the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, in either case within twelve (12) months following a Change in Control, then, to the extent not already fully vested, the Options shall receive the equity treatment described in Section 4.1 and Section 4.2, consistent with Section 5(c) of the Employment Agreement.

5.4	Other Terminations. On any other termination of employment, including termination for Cause, resignation by the Participant without Good Reason or expiration of the Employment Term following the Participant’s notice of non-renewal, the unvested portion of each Option is forfeited and the vested portion remains exercisable as provided in Section 6.

6.	Term and Post-Termination Exercise. Each Option expires on the Expiration Date unless earlier terminated. Following any termination of the Participant’s employment, the vested portion of each Option, including any portion that vests under Section 5.2 or Section 5.3, remains exercisable until the earlier of (a) sixty (60) months after the Termination Date and (b) the Expiration Date. If exercise of an Option is prohibited on the last day of its exercise period by applicable securities laws or the Company’s insider trading policy, the exercise period is extended until thirty (30) days after the prohibition lapses, but not beyond the Expiration Date.

7.	Manner of Exercise.

7.1	Notice. The vested portion of an Option may be exercised, in whole or in part, by delivering to the Company a written exercise notice substantially in the form of Exhibit A, identifying the Option being exercised and the number of shares, together with payment under Section 7.2 and satisfaction of withholding under Section 8.

7.2	Payment of Exercise Price. The aggregate Exercise Price shall be paid, at the Participant’s election, (a) in cash or by wire transfer; (b) by net exercise, through a reduction in the number of shares otherwise deliverable having a Fair Market Value on the exercise date equal to the aggregate Exercise Price; (c) through a broker-assisted cashless exercise program, if one is then available to the Participant; (d) by delivery of previously owned shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price; or (e) any combination of the foregoing.

7.3	Issuance of Shares. Following a valid exercise, the Company shall issue the shares in book-entry form in the name of the Participant, or his permitted transferee or legal representative, with any legends required under Section 9.

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8.	Tax Withholding. The issuance of shares on exercise of an Option is conditioned on satisfaction of all applicable federal, state, and local tax withholding obligations. The Participant shall satisfy those obligations by cash payment to the Company or, with the consent of the Company, by net share withholding under which the Company withholds shares otherwise deliverable having a Fair Market Value equal to the withholding obligation, which may not exceed the maximum statutory rate applicable to the Participant. The Company may also withhold from any other compensation payable to the Participant. The Participant is solely responsible for all taxes arising from the Options, and the Company makes no representation regarding their tax treatment.

9.	Securities Law Matters. The Options and the shares issuable on exercise have not been registered under the Securities Act and are being granted in reliance on an exemption from registration. Until the shares are registered, they are “restricted securities” and may be resold only in compliance with an exemption from registration, including Rule 144. The Company shall use commercially reasonable efforts to register the shares on Form S-8 when available and to provide such customary resale support as the Participant may reasonably request, subject in each case to applicable securities laws, listing standards, and Company policies applicable to executive officers. The Company may place customary legends on any shares issued and may require representations from the Participant as a condition of exercise. The Participant shall comply with Section 16 of the Securities Exchange Act of 1934, as amended, and with the Company’s insider trading policy in connection with the exercise of any Option and any disposition of shares; provided that any future policy may not materially impair the Participant’s rights under this Agreement or apply retroactively in a discriminatory manner, except to the extent required to comply with applicable law, regulation, or listing standards.

10.	Adjustments. In the event of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, or similar change in the capital structure of the Company, the Committee shall equitably adjust the number and kind of shares subject to each Option, the Exercise Price, and the price targets in this Agreement, in each case in a manner that preserves the intrinsic value of the Options and complies with Section 409A of the Code.

11.	Transferability. The Options may not be sold, assigned, pledged, or otherwise transferred other than by will or the laws of descent and distribution, and during the Participant’s lifetime are exercisable only by the Participant or his legal representative, except that the Participant may, with the prior written consent of the Committee, transfer an Option without consideration to a trust or other entity established solely for the benefit of the Participant or members of his immediate family for estate planning purposes. Any purported transfer in violation of this Section 11 is void.

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12.	No Rights as a Stockholder. The Participant has no rights as a stockholder with respect to any shares subject to an Option until those shares are issued on exercise.

13.	Clawback. The Options, any shares issued on exercise, and any proceeds from the disposition of those shares are subject to recovery only to the extent required under the Company’s clawback policy adopted in accordance with Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the listing standards of the NYSE American, as amended from time to time, or under Section 304 of the Sarbanes-Oxley Act of 2002. Any clawback policy shall apply to the Participant on terms no less favorable than those applicable to other senior executives and shall not apply retroactively except to the extent required by applicable law, regulation, or listing standards.

14.	Section 409A. Each Option is intended to be exempt from Section 409A of the Code as a stock right with an exercise price not less than the fair market value of the underlying stock on the grant date, within the meaning of Treasury Regulation Section 1.409A-1(b)(5), and this Agreement shall be interpreted accordingly.

15.	Relationship to Employment Agreement. This Agreement is the award agreement contemplated by Section 4(c) of the Employment Agreement. In the event of any conflict between this Agreement and Section 4(c) or Section 5 of the Employment Agreement, the Employment Agreement controls. Without limiting the foregoing, the Change in Control termination treatment under Section 5(c) of the Employment Agreement shall apply to the Options to the extent more favorable to the Participant. Nothing in this Agreement confers on the Participant any right to continued employment, which is governed by the Employment Agreement.

16.	Miscellaneous.

16.1	Governing Law; Venue. This Agreement is governed by the laws of the State of Florida, without regard to conflict of laws principles, except to the extent the corporate law of the State of Nevada mandatorily applies to the issuance of the Company’s shares. Section 18 of the Employment Agreement, including its jury waiver, applies to any dispute under this Agreement.

16.2	Entire Agreement; Amendment. This Agreement, together with the Employment Agreement, constitutes the entire agreement of the parties with respect to the Options. This Agreement may be amended only by a writing signed by the Company and the Participant, except that the Company may amend this Agreement without the Participant’s consent to the extent necessary to comply with applicable law or listing standards, provided that no such amendment materially impairs the Participant’s rights without his consent.

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16.3	Notices. Notices under this Agreement shall be given as provided in Section 19(e) of the Employment Agreement.

16.4	Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions continue in full force.

16.5	Successors. This Agreement binds and benefits the Company and its successors and assigns and the Participant and his heirs, legal representatives, and permitted transferees. The Company shall require any successor to all or substantially all of the business or assets of the Company to expressly assume this Agreement in writing before or at the effective time of the applicable transaction. Failure to obtain such written assumption shall constitute Good Reason under the Employment Agreement and, unless the Options are otherwise accelerated under Section 4, shall cause all then-unvested Options to vest in full immediately before the applicable transaction.

16.6	Counterparts; Electronic Signature. This Agreement may be executed in counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

NEXTBOAT INC.

By:	/s/ Chad Corbin
Name:	Chad Corbin
Title:	Chief Financial Officer

PARTICIPANT

/s/ Ross Tannenbaum
Ross Tannenbaum

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SCHEDULE A

Grant Summary

Term	Detail
Participant	Ross Tannenbaum
Grant Date	September 28, 2026 (the later of the Start Date and NYSE American listing approval)
Exercise Price per Share	$1.96, the closing price of the Common Stock on the NYSE American on the Grant Date
Expiration Date	Tenth anniversary of the Grant Date
Time Vesting Option	1,000,000 shares: 200,000 vested at grant; 800,000 in 48 monthly installments measured from the Start Date, with catch-up vesting on the Grant Date for any installments that would have vested before the Grant Date (Section 3.1)
Performance Option	1,000,000 shares in four tranches of 250,000 at Adjusted EBITDA of $0, $1.5 million, $3.0 million and $5.0 million (Section 3.2)
$5.00 Option	500,000 shares, vesting on a $5.00 VWAP for 60 consecutive trading days, or, if the Common Stock is no longer publicly traded, on an annual valuation showing per share value of at least $5.00 without minority, illiquidity, marketability, or similar discounts (Section 3.3)
Total Shares	2,500,000
Type	Non-qualified stock option; inducement grant outside the 2025 Equity Incentive Plan under NYSE American Company Guide Section 711(a)
Committee Approval Date	September 25, 2026

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EXHIBIT A

Form of Exercise Notice

To: NextBoat Inc., Attention: Chief Legal Officer

The undersigned elects to exercise the following Option under the Inducement Non-Qualified Stock Option Agreement dated [________], 2026:

Option exercised: [Time Vesting Option] [Performance Option] [$5.00 Option]

Number of shares: ______________

Payment of Exercise Price: [cash or wire] [net exercise] [cashless exercise] [previously owned shares]

Tax withholding: [cash] [net share withholding, subject to Company consent]

The undersigned confirms that this exercise complies with the Company’s insider trading policy and applicable securities laws.

Date:
Ross Tannenbaum

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EXHIBIT B

Adjusted EBITDA

“Adjusted EBITDA” means, for any fiscal year, the Company’s consolidated net income (loss) determined in accordance with U.S. generally accepted accounting principles and reflected in its audited consolidated financial statements, plus, without duplication and only to the extent deducted in determining net income (loss):

(a)	interest expense, other than interest expense on floor plan financing, which is treated as an operating expense and is not added back;

(b)	provision for income taxes;

(c)	depreciation and amortization;

(d)	non-cash compensation expenses, including stock-based compensation expenses, including expenses attributable to the Options; and

(e)	non-recurring expenses limited to (i) transaction costs of completed or abandoned acquisitions, and (ii) severance and restructuring costs, in each case as identified in the Company’s publicly reported reconciliation of Adjusted EBITDA and approved by the Committee;

and excluding any portion attributable to third-party investor profit participation. The results of any business acquired by the Company or its subsidiaries are included only from the date of closing. No other adjustment may be made without the written consent of the Participant and the Committee.

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